Exhibit 2.1

CERTIFICATE OF INCORPORATION

OF

PURAVERDE, INC.

THE UNDERSIGNED hereby execute the following Certificate of Incorporation of Puraverde, Inc. (the “Corporation”) for the purpose of forming an Oklahoma profit corporation pursuant to the provisions of Title 18, Section 1006:

1.       The name of the Corporation shall be Puraverde, Inc.

2.       The registered office of the Corporation shall be located at 1602 S. Main St., Tulsa, OK 74119, and the registered agent at such address shall be Ronald E. Durbin, II.

3.       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the general corporation law of Oklahoma.

4.       The Corporation shall have the authority to issue stock as follows:

a.	The Corporation shall be authorized to issue 149,333,332 shares of Class A Preferred Stock with a par value of $0.0001 per share.

b.	The Corporation shall be authorized to issue 8,000,000 shares of Class B Preferred Stock with a par value of $0.0001 per share.

c.	The Corporation shall be authorized to issue 49,333,333 shares of Class C Common Stock with a par value of $0.0001 per share.

5.       The name and addresses of the incorporators are as follows:

a.	Ryan Bishop

13122 S. 275th E. Ave.

Coweta, OK 74429

b.	Matthew Mastrangelo

123 Edwards Rd.

Clifton, NJ 07013

c.	Peter Bishop

18 Cassandra Rd.

Weymouth, MA 02189

Signatures on Following Page.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Incorporation on this 10 day of February 2022.

INCORPORATORS:

/s/ Ryan Bishop
Ryan Bishop

/s/ Matthew Mastrangelo
Matthew Mastrangelo

/s/ Peter Bishop
Peter Bishop

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